EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438         kathy.liebmann@la-z-boy.com

LA-Z-BOY PROVIDES COVID-19 MANUFACTURING AND RETAIL UPDATE

MONROE, Mich., April 22, 2020-La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today announced it will begin to resume operations at partial production capacity at several U.S.-based plants on April 27, 2020, following the temporary closure of its manufacturing facilities and company-owned La-Z-Boy Furniture Galleries® stores in response to the COVID-19 pandemic. The company is resuming production to work through its existing backlog and to be able to service expected demand. Additionally, over the past week, based on various applicable state guidelines, the company opened several retail locations across the U.S. on a reduced schedule and expects to open additional stores in the coming weeks. Regional Distribution Centers remain operational to deliver in-process orders.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy Incorporated, said: "We are monitoring the COVID-19 situation daily, with the health, safety and well-being of our employees, customers and communities our highest priority. We are reviewing data from across the country, as well as the applicable federal, state and local requirements and guidelines where we do business. Initially, we will open several La-Z-Boy branded manufacturing facilities at partial production capacity. The products produced will serve to address the backlog we had when we closed our plants at the end of March and to satisfy orders that we expect to see as many states begin to allow our retail customers to re-open on a limited basis over the next several weeks. Moving forward, we will operate the business as customer demand dictates and are hopeful that as more retailers re-open, we will be able to increase production accordingly and bring additional employees back to work.”

Darrow added, “Last week, several La-Z-Boy Furniture Galleries® stores in a few markets opened, based on applicable state and local guidelines, and we were pleased with consumer response. The stores are operating with strict health, safety, and social distancing guidelines in place for the safety and comfort of our employees and customers. We plan to continue to open stores over the next several weeks when it is deemed safe by various states to do so and state closure orders in the respective markets permit.”

The company continues to prioritize the health and safety of its employees and customers by building upon the health, sanitation, and safety practices it already had in place across all facilities, and is following guidelines from the Centers for Disease Control and Prevention (CDC) and the World Health Organization (WHO).

The company remains focused on managing the business to preserve cash and to ensure the continued liquidity of the company.

Customers may engage with La-Z-Boy online and continue their shopping experience by placing orders at La-Z-Boy.com and Joybird.com.

Forward-looking Information
This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those we anticipate or project due to a number of factors, including, but not limited to, potential risks and uncertainties relating to the duration, severity and geographic spread of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to mitigate its impact, the potential negative impact of COVID-19 on the global economy, consumer demand and our supply chain, and the impact of COVID-19 on the Company's financial condition, business operations and liquidity. Other factors include: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of bilateral and multilateral trade agreements impacting our business; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2019 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.
Additional Information
This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.
Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 155 of the 355 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 355 stand-alone La-Z-Boy Furniture Galleries® stores and 559 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.
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